Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
INTEGRITY APPLICATIONS, INC.

ARTICLE I

The name of the corporation is Integrity Applications, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801.  The name of the Corporation’s Registered Agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of common stock which the Corporation is authorized to issue is 40,000,000 shares, par value $0.001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is 10,000,000 shares, par value $0.001 per share.

The Board of Directors of the Corporation is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE V

The name of the Incorporator is Avner Gal, and the address of the Incorporator is c/o A.D. Integrity Applications Ltd., 102 Ha’Avoda Street, P.O.Box 432, Ashkelon, Israel 78100.

ARTICLE VI

The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws, who will serve as the Corporation’s director until his successor is duly elected and qualified.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under §174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

ARTICLE VIII

The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

The directors of the Corporation shall have the power to adopt, amend or repeal the Corporation’s Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the directors of the Corporation, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE X

The Corporation shall have perpetual existence.

IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate of Incorporation this 17th day of May, 2010.

/s/ Avner Gal
Avner Gal
Incorporator